AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 15th day of November, 2012, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated April 30, 2007 (the “Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to the Long-Term U.S. Government Bond Portfolio and the Multi-Sector Bond Portfolio (each, a “Portfolio” and collectively, the “Portfolios”), of the Northwestern Mutual Series Fund, Inc. (the “Company”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Agreement to include the terms and conditions set forth in this Amended and Restated Investment Sub-Advisory Agreement (the Agreement, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”).

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for each Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for each Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolios or the Adviser in any way or otherwise be deemed an agent of the Portfolios or the Adviser. The Sub-Adviser shall have no responsibility under this Agreement with respect to the management of assets of the Portfolios other than the portion of the Portfolios’ assets with respect to which the Sub-Adviser provides investment advice.

2. Services. Subject to supervision and oversight by the Adviser and the Board, the Sub-Adviser shall supervise, manage and direct the invesment of each Portfolio’s assets in accordance with such Portfolio’s investment objectives, policies and restrictions as stated in the Portfolios’ Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate to the Sub-Adviser. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in each Portfolio by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged, when these transactions should be executed, and what portion of each Portfolio should be held in the various securities and other investments in which it may invest, and what portion of each Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in each Portfolio (including the authority to place purchase and sale orders on behalf of the Portfolios) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser.

In performing its duties hereunder, the Sub-Adviser:

(a) Shall act in conformity with (i) the Portfolios’ Prospectus; (ii) the Portfolios’ policies and procedures; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act and all other applicable laws and regulations, as each is amended from time to time. Notwithstanding the foregoing, the Sub-Adviser shall not be required to adhere to any change in the Prospectus under (i), above, any policy or procedure under (ii), above, or any instruction or direction under (iii), above, unless the Sub-Adviser shall have received written notice of such item at least five (5) business days prior to the date of implementation of such item and the Sub-Adviser shall not have objected to such item in writing prior to such implementation date. In the event that the Sub-Adviser is unable or unwilling to adhere to any policy, procedure, instruction or direction adopted or given after the date of this Agreement, the Sub-Adviser will so notify the Adviser in accordance with the immediately preceding sentence and thereafter may terminate this Agreement in accordance with Section 9 of this Agreement, including the notice provisions thereof. The Sub-Adviser shall not bear any liability for failure to adhere to any such change, policy, procedure or instruction (other than one required by a change in applicable law) adopted after the date of this Agreement to which the Sub-Adviser has given written notice in accordance with the immediately preceding sentence.

(b) Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of each Portfolio in unrestricted markets. Conversion of currencies into and out of the base currency of the Portfolios in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolios’ custodian.

(c) Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolios with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Portfolios’ behalf. In executing transactions for the Portfolios and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to each Portfolio and its other clients.

In assessing the best price and execution available for transactions involving the Portfolios, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for a Portfolio at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Portfolio and to its other clients as to which it exercises investment discretion. The Sub-Adviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with the level of care required by Section 2(r) hereof.

(d) May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(e) The Sub-Adviser shall not engage in securities lending transactions on behalf of the Portfolios. If the custodian enters into securities lending transactions on behalf of the Portfolios, the Sub-Adviser shall not be liable for any loss resulting from the sale by the Sub-Adviser of a security that is not available in the Portfolio for settlement as a result of such securities lending transactions

(f) The Sub-Adviser is authorized to effect cross transactions between the Portfolios and other accounts managed by the Sub-Adviser and its affiliates in accordance with the Portfolios’ policies and procedures.

(g) The Sub-Adviser is authorized on behalf of the Portfolios to enter into agreements and execute any documents required to make investments pursuant to the Portfolios’ Prospectus, as such Prospectus may be amended from time to time.

(h) The Sub-Adviser may delegate trade execution and other support functions (but not portfolio management) to its affiliates and may delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates and may share such information as necessary to accomplish these purposes. In all cases, the Sub-Adviser shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

(i) Shall make available to the Board and the Adviser at reasonable times and at its expense its account management personnel familiar with the services described herein, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolios and to consult with the Board and the Adviser regarding the Portfolios’ investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. At least once per year, the Sub-Adviser shall also make each Portfolio’s primary portfolio manager(s) representative available by telephone for the purposes cited above. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request.

(j) Shall use reasonable efforts to assist the Company in the fair valuation of all Portfolio securities. For example, upon the request of the Adviser, the Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolios’ fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will use reasonable efforts to assist the Portfolios and their agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolios at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of a Portfolio’s net asset value per share. The Adviser acknowledges that the Sub-Adviser is not a pricing vendor for the Portfolios and as such, shall not bear any liability for the accuracy of the valuation of any Portfolio security.

(k) Shall provide the Adviser and/or the Portfolios’ Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures, to the extent that such violations pertain specifically to a Portfolio, or could be expected to materially adversely impact or involve systems or procedures utilized for a Portfolio.

(l) Shall cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Portfolios.

(m) Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolios’ custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers, ballots and other notification regarding bankruptcy proceedings and communications regarding class action or other lawsuits) for or relating to companies, the securities or other instruments which are held in the Portfolios. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and processing all corporate actions with respect to Portfolio securities. The Sub-Adviser shall maintain and shall forward to the Portfolios or their designated agent such proxy voting information as is necessary for the Portfolios to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act. The Sub-Adviser shall be responsible for the preparation and filing of Form N-PX pursuant to Rule 14Ad-1 under the Exchange Act, should the same be adopted, unless otherwise directed by the Adviser.

(n) Shall, upon request, (i) assist in the preparation of disclosures regarding factors that have affected each Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. Notwithstanding the foregoing, the Adviser acknowledges that any such disclosure under (i) and (ii) in the preceding sentence is the responsibility of the Adviser. In addition, the Sub-Adviser will provide on a timely basis such certifications or sub-certifications in a form mutually agreeable to the Adviser and the Sub-Adviser in order to support and facilitate certifications required to be provided by the Portfolios’ Principal Executive Officer and Principal Accounting Officer.

(o) Shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolios, unless otherwise directed by the Adviser.

(p) Shall monitor and comply with each Portfolio’s investment objectives, policies and applicable investment restrictions and limitations and, with respect to any Portfolio investments in foreign jurisdictions, any investment restrictions, limitations and investment-related reporting requirements imposed by such foreign jurisdictions.

(q) Shall immediately notify the Adviser in the event that the Sub-Adviser becomes aware:

(1) that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2) that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority;

(3) of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that would not be disclosed to the Adviser through any other method under this Agreement, and of any statement contained in the Portfolios’ Registration Statement, as defined hereinafter, respecting or relating to the Sub-Adviser or its duties hereunder provided or reviewed by the Sub-Adviser that becomes untrue in any material respect;

(4) of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of either Portfolio hereunder; or

(5) of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees.

(r) Shall act in good faith and shall exercise the degree of prudence, competence and expertise customarily exhibited by managers of institutional portfolios.

(s) Is hereby prohibited from consulting with any other sub-advisers of the Portfolios, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with a Portfolio concerning transactions of the Portfolios in securities or other assets. A list of such sub-advisers is attached as Schedule B hereto. The Adviser may amend such Schedule B from time to time by written notice to the Sub-Adviser.

(t) May reasonably rely upon any and all instructions, approvals and notices given on behalf of the Adviser with respect to investment mandates, policies and procedures by any one or more of those persons designated as representatives of the Portfolios whose names, titles and specimen signatures appear in Schedule C attached hereto. The Adviser may amend Schedule C from time to time by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

(u) Shall provide such other services on behalf of the Portfolios as the Adviser and the Sub-Adviser may agree from time to time.

Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Portfolios or its investments or strategies; (b) providing employees of the Sub-Adviser to serve as officers of the Portfolios; or (c) providing employees of the Sub-Adviser to serve as the Portfolios’ Chief Compliance Officer and associated staff.

3.	Duties of Adviser.

(a) The Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 with the Company relating to the Portfolios (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b) The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolios and their shares, and all amendments and supplements thereto; and

(2) Prospectus(es) of the Portfolios.

(c) The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives or other special investments shall be set up.

4.	Custody of Portfolio Assets.

(a) Each Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolios. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolios. All payments, distributions and other transactions in cash or securities in respect of the Portfolios shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolios as the Sub-Adviser may reasonably request. The Sub-Adviser shall not be liable for any act or omission of such custodian.

(b) The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of each Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolios’ custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser.

(c) The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolios’ fund accounting agent for inclusion in the daily calculation of each Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements that are mutually agreeable to the Adviser and the Sub-Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements due to the negligence of the Sub-Adviser and the Sub-Adviser’s failure causes an error that is material to a Portfolio, the Sub-Adviser shall reimburse the affected Portfolio pursuant to the Portfolio’s NAV Error Policy.

(d) The Sub-Adviser shall have authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Portfolios, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Portfolios, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of each Portfolio with respect to any investments made pursuant to the Prospectus.

5.	Compensation and Expenses.

(a) For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of each Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for each such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b) During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by the Sub-Adviser pursuant to the duties it has assumed under the Agreement.

6. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b) The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, in each case in all material respects, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, in each case necessary to be met in order to perform the services contemplated by this Agreement.

(c) The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(d) The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV, Parts 2A and 2B, as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV, Part 2A or 2B, with the Commission, furnish a copy of such amendment to the Adviser.

(e) The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(f) The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(g) The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolios’ custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolios (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from each Portfolio’s custody accounts within the scope of authority indentified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolios’ custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

8. Books and Records. The Sub-Adviser shall keep the Portfolios’ books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolios required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of a Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

9. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by either Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

10. Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

11. Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolios. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

12.	Confidentiality; Use of Names.

(a) All information provided by the Adviser, the Company or the custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law. Subject to the Prospectus, the Sub-Adviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements. The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder.

(b) The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolios, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of a Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolios the right to use the Sub-Adviser Name in Portfolio Communications. During the term of this Agreement, the Adviser shall ensure that all Prospectuses, registration statements, proxy statements, reports to shareholders, advertising and sales literature or other materials prepared for distribution to Portfolio shareholders or the public, which refer to the Sub-Adviser in any way, prepared by employees or agents of the Adviser or its affiliates are consistent with information previously provided by the Sub-Adviser. The Sub-Adviser shall promptly notify the Adviser of any changes to information pertaining to the Sub-Adviser and stated in the materials described in this Section 11(b).

13. No Personal Liability. No director or shareholder of a Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

14. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or, mailed:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Kate M. Fleming, Vice President-Operations

To the Sub-Adviser at:

Pacific Investment Management Company LLC

840 Newport Center Drive, Suite 100

Newport Beach, CA 92660

Attention: Chief Legal Officer

E-mail: IMAnotices@pimco.com

Copy to: Ed Ellis

E-mail: Ed.Ellis@pimco.com

15. Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

16. Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

19. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: /s/ JEFFERSON V. DEANGELIS	By: /s/ SUHAIL DADE

Name: Jefferson V. DeAngelis	Name: Suhail Dade

Title: President	Title: Managing Director

SCHEDULE A

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED NOVEMBER 15, 2012

Portfolio	Fee

Long-Term U.S. Government Bond Portfolio	0.225%
Multi-Sector Bond Portfolio	0.45%

SCHEDULE B

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED NOVEMBER 15, 2012

Affiliated Sub-Advisers

American Century Investment Management, Inc.

Credit Suisse Asset Management, LLC

Delaware Management Company, a series of Delaware Management Business Trust

Fiduciary Management, Inc.

Janus Capital Management, LLC

Massachusetts Financial Services Company

Templeton Investment Counsel, LLC

T. Rowe Price Associates, Inc.

SCHEDULE C

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED NOVEMBER 15, 2012

Designated Representatives of

Northwestern Mutual Series Fund, Inc.

Name/Title	Signature

R. David Ells, President	/s/ R. DAVID ELLS
Jefferson V. DeAngelis, Vice President - Investments	/s/ JEFFERSON V. DEANGELIS
Kate M. Fleming, Vice President - Operations	/s/ KATE FLEMING
Jason Steigman, Vice President - Investments	/s/ JASON STEIGMAN
Michael W. Zielinski, Chief Compliance Officer	/s/ MICHAEL ZIELINSKI
Barbara E. Courtney, Controller and Chief Accounting Officer	/s/ BARBARA COURTNEY
Traci Levy, Director – Sub-Advisory Relationships	/s/ TRACI LEVY
Andrew J. Heistad, Assistant Director – Sub-Advisory Relationships	/s/ ANDREW J. HEISTAD
David M. Andrzejewski, Senior Compliance Officer	/s/ DAVID M. ANDRZEJEWSKI